Exhibit 10.1

OPTION AGREEMENT FOR

THE PURCHASE AND SALE OF REAL PROPERTY

FOR PROPERTIES LOCATED IN

KERN COUNTY AND KINGS COUNTY, CALIFORNIA

THIS OPTION AGREEMENT FOR THE PURCHASE AND SALE OF REAL PROPERTY (this “Agreement”) is made and entered into as of October 31, 2016 (the “Effective Date”), by and between each of RE ASTORIA LANDCO LLC, a Delaware limited liability company, RE GARLAND LANDCO LLC, a Delaware limited liability company, RE GARLAND A LANDCO LLC, a Delaware limited liability company, RE MUSTANG LANDCO LLC, a Delaware limited liability company (each a “Seller” and collectively, the “Sellers”), on the one hand, and RECURRENT ENERGY LANDCO LLC, a Delaware limited liability company (“Buyer”), on the other hand.

RECITALS

A.                                    Landmark Infrastructure Operating Company LLC, a Delaware limited liability company (“Landmark Operating Company”), and Buyer are parties to that certain Purchase and Sale Agreement dated as of October 12, 2016 (as the same may have been or may hereinafter be amended or modified in accordance with its terms, the “Purchase and Sale Agreement”).  Landmark Operating Company assigned all of its right, title and interest in and to the Purchase and Sale Agreement to Landmark Infrastructure REIT LLC, a Delaware limited liability company (“Landmark”) pursuant to that certain Assignment and Assumption of Purchase and Sale Agreement dated as of October 25, 2016.  Pursuant to the Purchase and Sale Agreement, Buyer is selling, assigning, transferring and conveying to Landmark (or its affiliate or designee)(“Purchaser”) 100% of the equity interests (the “Equity Interests”) in each Seller.

B.                                    Each Seller owns certain real property interests located either in Kern County or in Kings County, State of California, at the site as set forth opposite such Seller’s name on Exhibit A attached hereto.  The legal description of the real property interests at each site (each, a “Site”) are described on Exhibit B attached hereto (each a “Property” and collectively, the “Properties”).

C.                                    Upon the closing of the transaction under the Purchase and Sale Agreement, Purchaser shall become the owner of the Equity Interests in each Seller, and each Seller in turn will continue to hold fee title to the applicable Property set forth opposite the name of such Seller on Exhibit A.

D.                                    Each Property is subject to an existing ground lease in which a Seller is the lessor as described on Exhibit C attached hereto (as the same may be amended, modified, supplemented from and after the date hereof, each a “Ground Lease” and collectively, the “Ground Leases).

E.                                     In connection with the closing of the transaction under the Purchase and Sale Agreement, Purchaser, as the holder of 100% of the Equity Interests in each Seller, has agreed to cause each Seller to enter into this Agreement with Buyer, pursuant to which Sellers shall grant to Buyer a one-time exclusive right, but not the obligation, to repurchase any or all of the Properties from the applicable Seller(s) on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Seller and Buyer hereby agree as follows:

1.                                      Grant of Option to Purchase.  Each Seller hereby grants to Buyer an exclusive and irrevocable option (with respect to each Property, the “Option”) to purchase from such Seller and, if Buyer exercises the Option, agrees to sell to Buyer, all of the Property (but not a portion of any individual Property) owned by such Seller, subject to and upon the terms, covenants and conditions set forth herein.  For avoidance of doubt, if Buyer exercises an Option with respect to any one or more of the Properties (i.e., the entire  Astoria Site, Garland Site, Garland A Site, or the Mustang Site, as applicable) as described on Exhibit A and legally described on Exhibit B, then the parties hereto agree and acknowledge that such exercise means that Buyer intends to purchase and each applicable Seller that owns such Property intends to sell all of the land (and not just some of the parcels of land) comprising such Property or Properties.

2.                                      Option Consideration.  On the Effective Date, Buyer shall pay to Sellers the amount of One Hundred Dollars ($100.00) (the “Option Consideration”) by wire transfer to an account for the benefit of Sellers as instructed by Sellers.  Any apportionment of the Option Consideration among the Sellers shall be solely among Sellers and Buyer need not be concerned therewith.  The Option Consideration shall be non-refundable upon payment by Buyer to Sellers.  The parties acknowledge and agree that the Option Consideration is adequate consideration paid by Buyer to Sellers for entering into this Agreement.

3.                                      Option Period; Exercise of Option.

3.1                               Option Period.  The Option may only be exercised with respect to a Property during a period commencing on the date that is two (2) years prior to the “Repurchase Date” for the specific Property as set forth on Exhibit D attached hereto and expiring as to that Property on the date that is one (1) year prior to the Repurchase Date (for each Property, the “Option Period”).

3.2                               Exercise of Option.  The Option may be exercised with respect to a Property upon Buyer’s written Notice (as defined in Section 17.4 below) to the applicable Seller of its election to exercise the Option (an “Option Notice”) within the Option Period for that Property.  Such Option Notice shall be deemed timely with respect to a Property if it is transmitted by facsimile, delivered or mailed, by registered or certified mail, return receipt requested, or via a nationally recognized overnight delivery service to the applicable Seller in accordance with the Notice provisions of Section 17.4 hereof within the Option Period for such Property.  If Buyer delivers an Option Notice relating only to one or more, but not all, of the Properties, Buyer’s Option to purchase the remaining Properties shall not be terminated and Buyer shall continue to have the right to exercise the Option to purchase any remaining Property or Properties, but only by timely exercising the Option for remaining Property or Properties during the Option Period therefor.  In the event that Buyer timely exercises the Option with respect to one or more Properties, the applicable Seller of such Property(ies) shall sell to Buyer and Buyer shall buy from such Seller the Property owned by such Seller, on the terms and conditions established in this Agreement.  If Buyer does not timely exercise the Option with respect to any Property prior to the expiration of the Option Period therefor, the Option with respect to such Property shall automatically terminate, the parties shall execute a writing in recordable form as reasonably requested by the applicable Seller confirming such termination and Buyer shall have no further right to purchase such Property.  In no event shall any Seller be required to provide Notice to Buyer of the expiration (whether before or after) of the Option Period for any Property.

3.3                               Option Conditioned Upon Extension of Ground Lease.  Notwithstanding anything to the contrary as set forth in this Agreement, the exercise of the Option with respect to any Property shall be conditioned on the exercise by the tenant under the Ground Lease of all renewal and/or extension rights to extend the term of the Ground Lease for such Property to the maximum term permitted under the Ground Lease in effect as of the Effective Date so that the expiration of the term of such Ground Lease (but not including any decommissioning period or license period, if any) occurs no earlier than the Repurchase Date for such Property; provided, however, the expiration of the term of a Ground Lease may occur after the applicable Repurchase Date so long as Buyer has consented in writing to the extension of the term of such Ground Lease, which consent shall not be unreasonably withheld, conditioned or delayed.  For avoidance of doubt, if the term of the Ground Lease for a Property expires or otherwise terminates for any reason (including by reason of a default by the tenant thereunder, a rejection of the Ground Lease in any bankruptcy or other insolvency proceeding, or any agreement between the landlord and tenant thereunder that shortens the term of, or otherwise terminates, the Ground Lease, none of which shall require the consent or approval of Buyer), then the Option with respect to such Property shall automatically terminate, the parties shall execute a writing in recordable form as reasonably requested by the applicable Seller confirming such termination and Buyer shall have no further right to purchase such Property.  Notwithstanding the foregoing, the Option with respect to an applicable Property shall not terminate and shall continue in effect if the Ground Lease with respect to such Property terminates as a result of a default of the landlord under such Ground Lease or if the agreement (or agreements pursuant to a series of transactions) that shortens the term of, or otherwise terminates, such Ground Lease is a subterfuge by the landlord under such Ground Lease primarily to avoid or terminate its obligations with respect to the Option (i.e., without the primary purpose of furthering the landlord’s other legitimate legal or business concerns).

4.                                      Purchase Price; Deposit.

4.1                               Purchase Price.  If Buyer is entitled to and timely exercises the Option for a Property, the purchase price therefor shall be a fixed price as shown on Exhibit D for such Property being repurchased (with respect to each Property, the “Repurchase Price”) and the closing for such Property shall occur on the Repurchase Date for such Property as set forth on Exhibit D.  Within five (5) business days after the timely delivery by Buyer of an Option Notice for a Property, Buyer shall deposit the amount of One Hundred Twenty-Five Thousand Dollars ($125,000) as earnest money into the Escrow (as defined in Section 12.2) pursuant to instructions to be provided by the applicable Seller and Buyer, as consideration for the exercise of the Option for such Property (with respect to each Property for which an Option has been exercised, the “Purchase Option Deposit”) and the Purchase Option Deposit shall be credited against the Repurchase Price for such Property at Closing (as defined below).

4.2                               Additional Deposit.  If Buyer timely delivers the Buyer’s Notice (as defined in Section 7 below) with respect to a Property, Buyer shall deposit into the Escrow an additional amount of Two Hundred Fifty Thousand Dollars ($250,000) (with respect to each Property for which a Buyer’s Notice is delivered, the “Additional Deposit”) in cash or other immediately available funds within two (2) business days following Buyer’s delivery of the Buyer’s Notice for such Property.  The Purchase Option Deposit and the Additional Deposit for a Property (if and when the Additional Deposit is deposited into Escrow) are collectively referred to as the “Deposit.”  The Deposit shall be held by the Escrow Agent (as defined in Section 12.4.2) in Escrow and invested in an account reasonably satisfactory to Buyer, and all interest thereon, less any fees, if any, shall be deemed a part of the Deposit.

5.                                      Due Diligence.

5.1                                           Buyer shall have the right during the Option Period for a Property, and if Buyer delivers an Option Notice for a Property, continuing until the earlier of (i) the Closing of the sale and purchase of such Property or (ii) the termination of any purchase prior to the Closing as provided below, to access such Property and to conduct due diligence (“Due Diligence Period”), in each case, at its sole cost and expense, including, but not limited to:  (a) the review of any documents for such Property in the actual possession of the applicable Seller, other than any Confidential Materials (as defined below), (b) a current preliminary title report prepared by a title insurance company selected and ordered by Buyer (the “Title Company”) for a standard coverage owner’s policy of title insurance for the Property (the “PTR”) and copies of all documents referenced as exceptions therein (collectively, the “Underlying Documents”), (c) a survey of the Property (the “Survey”), which Buyer shall be responsible for obtaining (the PTR, the Underlying Documents and the Survey shall be collectively referred to herein as the “Title Documents”), and (d) a Phase I Environmental Site Assessment (“Phase I”) and to otherwise conduct its due diligence of such Property as Buyer shall deem necessary or appropriate (all such documents, agreements, reports, materials and information, collectively, the “Diligence Documents”); provided, however, that if Buyer desires to do any invasive (i.e., Phase II) testing at any Property, Buyer shall do so only after notifying the applicable Seller and obtaining such Seller’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed.  Further, in the event Buyer conducts any such invasive/Phase II testing, Buyer agrees in all events, unless otherwise instructed in writing by the applicable Seller, to keep the results of such testing confidential and to cause its employees, contractors, consultants and agents to do the same.  Specifically, Buyer agrees not to disclose the results of any such testing to any governmental agency or authority, without the express written consent of the applicable Seller of such Property, provided that the foregoing shall not be deemed or construed to require Buyer to violate any applicable law or regulation.  Provided that Buyer has obtained the prior consent or approval of the tenant under the Ground Lease for a Property, and subject to the foregoing terms and conditions in the case of any proposed invasive/Phase II testing, each Seller shall allow Buyer to have reasonable access to its Property, at reasonable times and upon reasonable advance Notice and, at such Seller’s election, accompanied by a representative of such Seller.  In connection with Buyer’s due diligence during the Due Diligence Period, Buyer acknowledges that Seller shall provide Buyer with copies of any then existing Title Documents, Phase I and other environmental studies as to a Property that are in the applicable Seller’s actual possession, other than any Confidential Materials.  As used herein, “Confidential Materials” means books, records or files (whether in a printed or electronic format) to the extent that they consist of or contain any of the following:  market studies; strategic plans for a Property; internal analyses; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller; information relating to properties other than a Property; and agreements between Seller and/or its affiliates relating to a Property that will be terminated as to a Property at or prior to the Closing; and documents; and information and agreements relating to Seller’s internal ownership for a Property.

5.2                                           Buyer shall keep each Property free and clear of any liens (including, but not limited to, mechanics’ liens or materialmen’s liens) arising out of Buyer’s entry onto or inspection of such Property.

5.3                                           Buyer shall obtain and shall cause its consultants to obtain, at Buyer’s sole cost and expense, prior to the commencement of any investigative or other activities on any Property, a policy of commercial general liability insurance covering any and all liability of Buyer and the applicable Seller with respect to or arising out of any such investigation or other activities.  Such policy of insurance shall have liability limits of not less than Five Million Dollars ($5,000,000), combined single limit per occurrence for Buyer, and Three Million Dollars ($3,000,000) combined single limit per occurrence for any consultant of Buyer, for bodily injury, personal injury and property damage liability.  Such insurance policy shall be on an occurrence (as opposed to claims made) basis, shall include the Seller of such Property, the tenant of such Property and each of their successors and assigns as an additional insured and shall be in form and substance and issued by an insurance company authorized to insure in the State of California and otherwise reasonably satisfactory to such Seller.  Buyer shall provide to such Seller a certificate of insurance for said policy, complete with all endorsements, prior to conducting any investigation activities on such Seller’s Property.

5.4                                           Buyer shall indemnify and defend each Seller of a Property, each tenant under a Ground Lease of such Property and its each of their partners, employees, officers, directors, members, shareholders, agents, contractors and representatives (collectively, the “Seller Parties”) and hold the Seller Parties, and each of them, harmless from and against any and all loss, cost, liability or expense whatsoever (including, without limitation, attorneys’ fees with counsel selected by such Seller Parties) (collectively, “Losses”) arising out of any damage to persons or property occurring in or about such Property arising in any way from the inspection or examination permitted by this Section 5; provided, however, that the foregoing indemnity shall expressly exclude (a) any negligent acts or omissions of any of the Seller Parties, or (b) any matters which are pre-existing conditions of the Property that Buyer discovers during its investigation of the Property, including, without limitation, any diminution in value of the Property resulting from such discovery , unless Buyer exacerbates any such pre-existing conditions, in which case the foregoing indemnity shall expressly include Losses arising or resulting from such exacerbation.  For purposes of the foregoing, “pre-existing conditions” shall include and not be limited to, Buyer’s discovery of any environmental contamination of hazardous substances located in, or, under or about the Property.  Buyer’s indemnification obligation under this Section 5.4 sentence shall survive any termination of this Agreement and shall also survive Closing.

6.                                      Buyer’s Acknowledgement; Waivers.  With respect to any Property for which Buyer delivers an Option Notice, Buyer acknowledges, agrees and covenants as follows (subject, in any event, to the applicable Seller’s representations and warranties in Section 13 hereof (as such representations and warranties may be deemed modified or waived by Buyer pursuant to this Agreement, “Seller’s Warranties”)):

6.1                               AS-IS.  THE PROPERTY IS BEING SOLD TO BUYER IN ITS PRESENT “AS IS, WHERE IS” CONDITION “WITH ALL FAULTS.”  THE PARTIES HEREBY ACKNOWLEDGE AND AGREE AS FOLLOWS:  (A) BUYER IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH REAL PROPERTY SUCH AS THE PROPERTY; AND (B) EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT, NONE OF THE SELLER PARTIES HAS MADE OR WILL MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PROPERTY.  SUBJECT TO THE TERMS HEREOF, BUYER HAS BEEN OR WILL BE AFFORDED THE OPPORTUNITY TO MAKE ANY AND ALL INSPECTIONS OF SUCH PROPERTY AND SUCH RELATED MATTERS AS BUYER MAY REASONABLY DESIRE AND, ACCORDINGLY, BUYER WILL RELY SOLELY ON ITS OWN DUE DILIGENCE AND INVESTIGATIONS IN PURCHASING SUCH PROPERTY.

6.2                               Waivers.  Buyer acknowledges and agrees that Buyer will independently confirm to its satisfaction all information that it considers material to its purchase of the Property (including, without limitation, all Diligence Documents), and Buyer will not rely on any representation or warranty by any Seller other than Seller’s Warranties set forth in Section 13 hereof or otherwise furnished or made available to Buyer by any Seller in determining the Repurchase Price for a Property.  In addition, Buyer expressly understands and acknowledges that it is possible that unknown liabilities may exist with respect to any Property and that Buyer will explicitly take that possibility into account in determining and agreeing to the Repurchase Price for such Property, and that a portion of such consideration, having been bargained for between parties with the knowledge of the possibility of such unknown liabilities shall be given in exchange for a full accord and satisfaction and discharge of all such liabilities (subject, in any event, to Seller’s Warranties).

7.                                      Closing Notice.  If after delivering an Option Notice for a Property, Buyer determines not to proceed with the purchase of such Property, then Buyer shall, no later than thirty (30) days before the Repurchase Date for such Property, notify the applicable Seller of such Property in writing that Buyer has elected to terminate the Option Notice and not to proceed with the purchase of such Property, and upon such termination, the Purchase Option Deposit for such Property shall become non-refundable and the Escrow Agent shall automatically and without further instructions from Buyer release the Purchase Option Deposit from Escrow to the applicable Seller of such Property within five (5) business days, and neither party thereafter shall have any further rights or obligations under this Agreement with respect to such Property (except for any provisions which survive termination by their terms).  If Buyer determines to proceed with the purchase of the Property, then Buyer shall:  (a) no later than thirty (30) days before the Repurchase Date for such Property, so notify the applicable Seller thereof in writing (“Buyer’s Notice”), in which case Buyer shall be deemed to have approved all aspects of the Property, including without limitation, all of the Diligence Documents, (b) within two (2) business days following Buyer’s delivery of the Buyer’s Notice deposit into the Escrow the Additional Deposit for such Property, and (c) the entire Deposit shall become non-refundable (except in the event of a breach by Seller under this Agreement, in which case Buyer may pursue the remedies provided for in this Agreement by reason of a Seller default).  If Buyer does not deliver a Buyer’s Notice within the time period specified above, Buyer shall be deemed to have elected to not proceed with the purchase of such Property, and within five (5) business days thereafter, the Escrow Agent shall automatically and without further instructions from Buyer release the Purchase Option Deposit for such Property from Escrow to the applicable Seller, and neither party thereafter shall have any further rights or obligations under this Agreement with respect to such Property (except for any provisions which survive termination by their terms).  For avoidance of doubt, if Buyer terminates an Option with respect to a Property, or fails to timely deliver Buyer’s Notice with respect to such Property, in either case as provided above, the Option for such Property shall automatically terminate, the parties shall execute a writing in recordable form as reasonably requested by the applicable Seller confirming such termination and Buyer shall have no further right to purchase such Property.

8.                                      Conditions to Closing.  The following provisions shall apply as to any Property for which Buyer delivers an Option Notice and Buyer elects timely to proceed to Closing with the purchase of such Property:

8.1                                                             Buyer’s Closing Conditions.  The obligation of Buyer to complete the purchase of a Property contemplated by this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at Closing) (the “Buyer’s

Closing Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by Buyer only in a writing executed by Buyer:

8.1.1                     Seller’s Representations and Warranties.  All of the representations and warranties of the applicable Seller of such Property as set forth in Section 13 hereof (and as the same may be updated as provided therein) shall be true, correct and complete in all material respects as of the Closing Date (as defined below).

8.1.2                     Due Diligence.  Buyer’s satisfactory completion of its due diligence during the Due Diligence Period as provided in Section 5 above.

8.1.3                     Bankruptcy.  No action or proceeding shall have been commenced by or against the applicable Seller of such Property under the federal bankruptcy code or any state or provincial law for the relief of debtors or for the enforcement of the rights of creditors, and no attachment, execution, lien or levy shall have attached to or been issued with respect to such Seller’s interest in such Property or any portion thereof and not fully satisfied and released as of the Closing Date.

8.1.4                     Buyer’s Notice.  Buyer shall have timely delivered to the applicable Seller the Buyer’s Notice for such Property as provided in Section 7 above.

8.1.5                     Deliveries.  The applicable Seller shall have delivered to Escrow or Buyer, as the case may be, such documents or instruments as are required to be delivered by such Seller at the Closing pursuant to the terms of this Agreement.

8.1.6                     Title Policy.  The Title Company shall be committed to issue to Buyer an ALTA extended coverage owner’s policy of title insurance in favor of Buyer (a) showing fee title to such Property vested in Buyer, (b) with liability coverage in an amount equal to the Repurchase Price for such Property, and (c) with those endorsements reasonably requested by Buyer (provided that such endorsements are available in the State of California) (the “Owner’s Title Policy”).

8.1.7                     Estoppel Certificates.  Except in the case where the existing tenant/lessee of the Ground Lease for such Property is controlled by Buyer, the applicable Seller shall have used commercially reasonable efforts to deliver or cause to be delivered to Buyer an estoppel certificate substantially in the form of Exhibit I attached hereto executed by each existing tenant/lessee of the Ground Lease for such Property.

8.2                                                 Failure of Buyer’s Closing Conditions.  If any of Buyer’s Closing Conditions with respect to a Property have not been fulfilled in accordance with this Agreement, Buyer may:

8.2.1                     waive the Buyer’s Closing Condition and complete the purchase of such Property in accordance with this Agreement, without adjustment or abatement of the Repurchase Price for such Property; or

8.2.2                     at any time after delivery of Buyer’s Notice for such Property, terminate its election under the Buyer’s Notice by written Notice to Seller within five (5) business days of becoming aware that the Buyer’s Closing Conditions have not been fulfilled (which is not caused by a breach of any of the covenants or agreements contained in this Agreement to be complied with by the applicable Seller or a breach of any representation or warranty of such Seller, which breach shall be governed by Section 9.3), in which case (i) the Purchase Option Deposit for such Property shall become non-refundable and the Escrow Agent shall automatically and without further instructions from Buyer release the Purchase Option Deposit from Escrow to the applicable Seller of such Property within five (5) business days, (ii) neither party thereafter shall have any further rights or obligations under this Agreement with respect to such Property (except for any provisions which survive termination by their terms), (iii) the last sentence of Section 7 above shall apply and (iv) Buyer shall pay for all of the cancellation charges of the Title Company, if any.

8.3                                                 Seller’s Closing Conditions.  The obligation of a Seller to complete the sale of its Property contemplated by this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at Closing) (the “Seller’s Closing Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by such Seller only in a writing executed by such Seller:

8.3.1                     Buyer’s Representations and Warranties.  All of the representations and warranties of Buyer as set forth in Section 14 hereof (and as the same may be updated as provided therein) shall be true, correct and complete in all material respects as of the Closing Date.

8.3.2                     Bankruptcy.  No action or proceeding shall have been commenced by or against Buyer under the federal bankruptcy code or any state or provincial law for the relief of debtors or for the enforcement of the rights of creditors.

8.3.3                     Deliveries.  Buyer shall have delivered to Escrow or the applicable Seller, as the case may be, such documents or instruments as are required to be delivered by Buyer pursuant to the terms of this Agreement.

8.3.4                     Full Term of Ground Lease.  The term of the Ground Lease for such Property shall not have expired or otherwise terminated for any reason (including by reason of a default by the tenant thereunder, a rejection of the Ground Lease in any bankruptcy or other insolvency proceeding, or any agreement between the landlord and tenant thereunder that shortens the term of, or otherwise terminates, the Ground Lease, none of which shall require the consent or approval of Buyer); subject, however, to the last sentence of Section 3.3 above.

8.4                                                 Failure of Seller’s Closing Conditions.  If any of the Seller’s Closing Conditions have not been fulfilled in accordance of this Agreement, Seller may:

8.4.1                     waive the Seller’s Closing Condition in accordance with this Agreement, without adjustment of the Repurchase Price; or

8.4.2                     terminate its obligation to sell the Property pursuant to Buyer’s Notice by written Notice to Buyer within five (5) business days of becoming aware that the Seller’s Closing Conditions have not been fulfilled (which is not caused by a breach of any of the covenants or agreements contained in this Agreement to be complied with by Buyer or a breach of any representation or warranty of Buyer, which breach shall be governed by Section 9.4), in which case (i) the Purchase Option Deposit for such Property shall become non-refundable and the Escrow Agent shall automatically and without further instructions from Buyer release the Purchase Option Deposit from Escrow to the applicable Seller of such Property within five (5) business days, (ii) neither party thereafter shall have any further rights or obligations under this Agreement with respect to such Property (except for any provisions which survive termination by their terms), (iii) the last sentence of Section 7 above shall apply and (iv) Buyer shall pay for all of the cancellation charges of the Title Company, if any.

9.                                      Termination Before Closing.  The sale and purchase of a Property pursuant to a Buyer’s Notice may be terminated and the transaction may be abandoned at any time prior to the Closing for such Property:

9.1                               By mutual written agreement of the applicable Seller and Buyer.

9.2                               By Buyer pursuant to Section 8.2.2 or by the applicable Seller pursuant to Section 8.4.2.

9.3                               By Buyer upon written Notice to the applicable  Seller if (a) such Seller shall have breached any of the covenants or agreements contained in this Agreement to be complied with by such Seller such that any closing condition set forth in Section 8.1 would not be satisfied, or (b) there exists a breach of any representation or warranty of such Seller contained in Section 13 such that the closing condition set forth in Section 8.1.1 would not be satisfied prior to the Closing Date, in each case, only if (i) Buyer shall have first given written Notice to such Seller identifying such breach, and (ii) such Seller has not cured or remedied such breach within ten (10) business days of receipt of such Notice; or

9.4                               By the applicable Seller upon written Notice to Buyer if (a) Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Buyer such that any closing condition set forth in Section 8.3 would not be satisfied, or (b) there exists a breach of any representation or warranty of Buyer contained in Section 14 such that the closing condition set forth in Section 8.3.1 would not be satisfied prior to the Closing Date, in each case, only if (i) Seller shall have first given written Notice to Buyer identifying such breach, and (ii) Buyer has not cured or remedied such breach within ten (10) business days of receipt of such Notice.

10.                               Effect Of Termination.  In the event of a termination of the Buyer’s Notice for the sale and purchase of a Property as provided in Section 9, the Buyer’s Notice for such Property shall cease to have force and effect, and there shall be no further liability or obligation on the part of the applicable Seller or Buyer, except that (a) the applicable provisions of Section 8.2.2, Section 8.4.2, Section 9, this Section 10, Section 11.1 (Buyer Default), Section 11.2 (Liquidated Damages), Section 11.3 (Buyer’s Remedy Upon Seller’s Default), and Section 17.9 (Public Statements) shall continue to apply following any such termination, (b) in the event of a termination by Buyer pursuant to Section 9.3, Buyer’s sole and exclusive remedy shall be as set forth in Section 11.3, (c) in the event of a termination by Seller pursuant to Section 9.4, Seller’s sole and exclusive remedy shall be the receipt and retention of the Deposit as liquidated damages as set forth in Section 11.1 and Section 11.2, and (d) nothing in this Section 10 or elsewhere in the Agreement shall be deemed to release any party from liability (or any limit thereof) for any fraud or willful breach of its obligations under this Agreement in any material respect or from any of its obligations (including indemnification) that expressly survive a termination.

11.                               Default.

11.1                        Buyer Default.  Should Buyer default under any of the terms, covenants or conditions of this Agreement with respect to the purchase of any Property pursuant to a Buyer’s Notice prior to Closing, the applicable Seller shall have as its sole and exclusive remedy the right to terminate the Buyer’s Notice with respect to such Property in accordance with Section 9 and to retain the Deposit as liquidated damages.

11.2                        Liquidated Damages.  IN THE EVENT THE TRANSACTION CONTEMPLATED BY BUYER’S NOTICE FOR A PROPERTY IS NOT CONSUMMATED BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER, AS THE APPLICABLE SELLER’S SOLE AND EXCLUSIVE REMEDY BY REASON OF SUCH DEFAULT BY BUYER, THE AMOUNT OF THE DEPOSIT (COMPRISED OF THE PURCHASE OPTION DEPOSIT AND THE ADDITIONAL DEPOSIT, PLUS ANY INTEREST) SHALL BE PAID TO AND RETAINED BY SUCH SELLER AS LIQUIDATED DAMAGES, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES BEING HEREIN EXPRESSLY WAIVED BY SUCH SELLER; AND FOR THE AVOIDANCE OF DOUBT, NO OTHER SELLER SHALL HAVE ANY RIGHTS OR REMEDIES AGAINST BUYER UNLESS AND TO THE EXTENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER WITH RESPECT TO SUCH OTHER SELLER AND ITS PROPERTY.  THE PARTIES ACKNOWLEDGE THAT, IN THE EVENT THE TRANSACTION CONTEMPLATED BY BUYER’S NOTICE FOR A PROPERTY IS NOT CONSUMMATED BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER, SUCH SELLER’S ACTUAL DAMAGES BY REASON OF SUCH DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE AMOUNT OF THE DEPOSIT FOR EACH PROPERTY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF THE APPLICABLE SELLER’S DAMAGES IN THE EVENT THE TRANSACTION CONTEMPLATED BY BUYER’S NOTICE FOR SUCH PROPERTY IS NOT CONSUMMATED BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION SHALL IN ANY WAY LIMIT ANY DAMAGES FOR WHICH BUYER IS OR MAY BE LIABLE AS SET FORTH ELSEWHERE IN THIS AGREEMENT.

Seller:	/s/ GD	Buyer:	/s/ HKS
Seller:	/s/ GD
Seller:	/s/ GD
Seller:	/s/ GD

11.3                        Buyer’s Remedy Upon Seller’s Default.  Should a Seller default under any of the terms, covenants or conditions of this Agreement with respect to the sale of its Property pursuant to a Buyer’s Notice prior to Closing, Buyer shall have as its sole and exclusive remedies, only the following: (a) the right to terminate the Buyer’s Notice in accordance with Section 9 and receive a return of the Deposit; or (b) pursue a remedy of specific performance, provided that any action for specific performance is commenced within ninety (90) days after the occurrence of such default.

12.                               Closing.  The following provisions shall apply as to any Property for which Buyer timely delivers an Option Notice and a Buyer’s Notice:

12.1                        Closing Date.  Subject to the provisions of this Agreement, closing of the sale and purchase of such Property (“Closing”) shall take place at the office of the applicable Seller or the office of Escrow Agent on the Repurchase Date (or if the Repurchase Date is not on a business day, on the next business day thereafter, and before 11:00 a.m. local time, or such other earlier date and time as Buyer and such Seller may mutually agree upon in writing (the “Closing Date”).  As with respect to such transaction, time is of the essence, and such date and time shall not be extended without the prior written approval of both such Seller and Buyer.  In the event the Closing does not occur on or before the

Closing Date, the Title Company shall, unless it is notified by both parties to the contrary within five (5) days after the Closing Date, return to the respective party any items previously delivered by such party to the Title Company, other than the Deposit for such Property, which shall continue to be held by the Escrow Agent until returned to Buyer or otherwise delivered to such Seller in accordance with the other provisions of this Agreement .  Any such return of such items shall not, however, relieve either party of any liability it may have for its wrongful failure to close.

12.2                        Deliveries by Seller.  On or before the Closing Date for a Property, the applicable Seller, at its sole cost and expense, shall deliver or cause to be delivered into the escrow established by the Title Company (the “Escrow”) the following documents and instruments, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by such Seller at Closing:

12.2.1              Grant Deed.  A duly executed and acknowledged Grant Deed from such Seller with respect to such Property in the form attached hereto as Exhibit F;

12.2.2              Property Documents.  All material, non-confidential and non-attorney-client privileged, documents, agreements and correspondence relating to the fee ownership of such Property, if any (which may be delivered by such Seller to Buyer outside of Escrow on or prior to the Closing through an electronic data room);

12.2.3              Non-Foreign Affidavit.  A non-foreign affidavit with respect to the transfer of the Property in accordance with the requirements of Internal Revenue Code Section 1445, as amended, a California Form 593, as amended, and/or such other affidavits and certificates as may then exist as of the Closing Date to comply with applicable tax reporting laws, executed by such Seller or, if such Seller is disregarded for tax purposes, its parent company (the “Tax Reporting Certificates”);

12.2.4              Closing Statement.  A Closing Statement (as hereinafter defined) executed by such Seller;

12.2.5              Proof of Authority.  Certificates of good standing and certified copies of certificate of formation of such Seller, together with such proof of such Seller’s authority and authorization to execute and deliver the instruments, documents or certificates provided for hereinto be delivered by such Seller, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of such Seller to act for and bind such Seller, as may be reasonably required by the Title Company or Buyer;

12.2.6              Title Documents.  Such affidavits, indemnities and/or similar certifications in customary form and executed by such Seller as maybe required by the Title Company to issue the Owner’s Title Policy at the Closing; provided, however, that such documents and instruments shall be in a form reasonably acceptable to such Seller; and

12.2.7              Other.  Such other documents and instruments, signed and properly acknowledged by such Seller, as may be reasonably required by Buyer and/or the Title Company or otherwise in order to effectuate the sale of such Property and Closing; provided, however, that such documents and instruments shall be in a form reasonably acceptable to such Seller.

12.3                        Deliveries by Buyer.  On or before the Closing Date for a Property, Buyer, at its sole cost and expense, shall deliver or cause to be delivered into Escrow the following funds, documents and instruments, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Buyer at Closing:

12.3.1              Purchase Price.  Cash in an amount equal to the Repurchase Price for such Property (less the Deposit) and all of the Buyer’s Closing Costs (and otherwise sufficient to close the transaction contemplated herein);

12.3.2              Closing Statement.  A Closing Statement executed by Buyer;

12.3.3              Proof of Authority.  Certificates of good standing and certified copy of the certificates of formation of Buyer, together with such proof of Buyer’s authority and authorization to enter into the purchase transaction, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by the Title Company or the applicable Seller; and

12.3.4              Other.  Such other documents and instruments, signed and properly acknowledged by Buyer, if appropriate, as may reasonably be required by the applicable Seller and/or the Title Company or otherwise in order to effectuate the purchase of such Property and Closing; provided, however, that such documents and instruments shall be in a form reasonably acceptable to Buyer.

12.4                        Prorations.  With respect to the Closing of a Property:

12.4.1              Rentals, revenues, and other income, if any, from such Property, and ad valorem or real estate Taxes and assessments (collectively, “Real Estate Taxes”), improvement bonds, utility costs, and other expenses affecting such Property shall be prorated between Buyer and the applicable Seller as of the Closing Date based on a 365-day year, if applicable.  Real Estate Taxes shall be determined without regard to any increased assessment resulting from the transactions contemplated by this Agreement or the development or construction of such Property after the Closing Date.  For purposes of calculating prorations, Buyer shall be deemed to be title holder of such Property, and therefore entitled to the income and responsible for the expenses, from and after 12:01 a.m. Pacific Standard Time on the Closing Date.  Delinquent rentals as of Closing Date, if any, shall not be prorated, but any rental paid to Buyer after Closing shall be applied first to such delinquent rentals, if any, and Buyer shall deliver the rentals so applied to such Seller within 30 days after receiving the same.  After Closing, any delinquent rent shall remain the property of such Seller, but Buyer shall have no obligation to collect such delinquent rent.  Notwithstanding the foregoing, any scheduled payments that are not delinquent and that are received after Closing shall be applied to the applicable period and prorated as of the Closing Date.  All non-delinquent Real Estate Taxes  shall be prorated based on the actual current tax bill, but if such tax bill has not yet been received by such Seller by the Closing Date or if supplemental Real Estate Taxes are assessed after Closing for the period prior to Closing, the parties shall make any necessary adjustment after Closing by cash payment to the party entitled thereto so that such Seller shall have borne all Real Estate Taxes, including all supplemental Real Estate Taxes, allocable to the period prior to Closing and Buyer shall bear all real property taxes, including all supplemental taxes, allocable to the period from and after Closing.  If any expenses attributable to such Property and allocable to the period prior to such Closing are discovered or billed after Closing, the parties shall make any necessary adjustment after Closing by cash payment to the party entitled thereto so that such Seller shall have borne all expenses allocable to the period prior to Closing and Buyer shall bear all expenses allocable to the period from and after Closing.  Upon Closing, and except as provided in this Section 12.4.1, Buyer assumes all expenses and Real Estate Taxes, including all supplemental Real Estate Taxes, allocable to the period from and after Closing.  For the avoidance of doubt, nothing in this Section alters or modifies any obligation of any tenant under any of the Ground Leases to pay Real Estate Taxes to the extent required thereunder.  The provisions of this Section 12.4.1 shall survive Closing.

12.4.2              The escrow officer handling the Escrow for the Title Company (the “Escrow Agent”) shall deliver to each of the parties for their review and approval a preliminary closing statement (the “Preliminary Closing Statement”) setting forth:  (a) the proration amounts allocable to each of the parties pursuant to Section 12.4 hereof; and (b) the Closing Costs allocable to each of the parties pursuant to Section 12.5 hereof.  Based on each of the party’s comments, if any, to the Preliminary Closing Statement, Escrow Agent shall revise the Preliminary Closing Statement and delivered a final, fully executed version of a closing statement to each of the parties as of Closing (the “Closing Statement”).

12.5                        Closing Costs.  Each party shall pay its own costs and expenses arising in connection with the Closing (including, without limitation, its own attorneys’, consultants’ and advisors’ fees, charges and disbursements), except the following costs (the “Closing Costs”), which shall be allocated between the parties as follows:

12.5.1              all documentary transfer, land transfer, stamp, sales (including harmonized sales or goods and services) and other taxes related to the transfer of the Property, if any, which shall be paid by Buyer;

12.5.2              Escrow Agent’s escrow fees and costs, which shall be paid one-half (½) by Seller and one-half (½) by Buyer;

12.5.3              the cost of any diligence conducted by Buyer shall be paid by Buyer; and

12.5.4              the cost of the Owner’s Title Policy and the endorsements thereto, which shall be paid by Buyer.

12.6                        Estoppel Certificate.  To the extent that the tenant under the applicable Ground Lease for such Property is not controlled by Buyer, the applicable Seller shall use commercially reasonable efforts to deliver or cause to be delivered to Buyer an estoppel certificate substantially in the form of Exhibit E attached hereto executed by such tenant under such Ground Lease (the “Estoppel Certificate”); provided, however, that such Seller shall not be deemed in breach or default hereunder if such tenant fails or refuses to deliver such Estoppel Certificate or makes any changes thereto prior to executing and delivering the same.

13.                               Seller’s Representations and Warranties.  Each Seller severally and not jointly with any other Seller, represents and warrants to, and agrees with Buyer, as of the Effective Date and as of the applicable Closing Date for such Seller’s Property (if applicable), as follows (except to the extent otherwise disclosed in writing by such Seller to Buyer at or prior to such Closing Date):

13.1                        Due Organization of Seller.  Such Seller is duly organized/formed and existing in good standing under the laws of its state of formation.  Such Seller is qualified to do business in the State of California.

13.2                        Seller’s Authority; Validity of Agreements.  Such Seller has the full right, power and authority to grant the Option to Buyer to purchase its Property as provided in this Agreement and to carry out its obligations hereunder.  The individual(s) executing this Agreement on behalf of such Seller has the legal power, right and actual authority to bind such Seller to the terms hereof and thereof.  This Agreement has been duly authorized, executed and delivered by such Seller and is the valid, binding and enforceable obligation of such Seller (except as enforcement may be limited by bankruptcy, insolvency or similar laws) and, to such Seller’s Knowledge (as hereinafter defined), the execution and delivery of this Agreement by such Seller, and the performance of their respective obligations hereunder, does not violate any provisions of any agreement or judicial order to which such Seller is a party.

13.3                        Litigation.  To Seller’s Knowledge, (a) there are no actions, suits, investigations or proceedings pending or threatened in writing against such Seller, and (b) there are no judgments, orders, awards or decrees currently in effect against such Seller or its Property.

13.4                        No Prior Options or Purchase Rights.  Subject to the terms of the applicable Ground Lease, Seller has not granted any option or right of first refusal or first opportunity to any party to acquire all or any portion of its Property.

13.5                        Knowledge.  As used herein, the term “Seller’s Knowledge” shall mean the actual knowledge, without any investigation or inquiry, of the officer or manager within such Seller’s organization most likely to have knowledge of the matters set forth herein, provided that in no event shall any such officer or manager as set forth in this Section 13.5 have any personal liability as a result of being designated a knowledge party hereunder.  Notwithstanding anything to the contrary in this Section 13, the representations and warranties of each Seller contained herein as to the due organization, valid existence and good standing of such Seller and absence of litigation with respect to such Seller and its Property, in each case as of the Effective Date shall be qualified in their entireties and subject to the truth and accuracy of the representations and warranties of Buyer as to such matters as set forth in the Purchase and Sale Agreement, and no Seller shall be in breach or default hereunder or be subject to any liability hereunder for such matters if any of such Seller’s representations or warranties under this Section 13 as to its due organization, valid existence and good standing and/or absence of litigation are untrue, incomplete or incorrect as of the Effective Date as a result of a breach by Buyer of its representations and warranties as to such matters under the Purchase and Sale Agreement.

13.6                        Survival and Limitation of Liability.  All of the representations, warranties and agreements of each Seller set forth in this Agreement shall be true upon the Effective Date, shall be deemed to be repeated at and as of each Closing Date for such Property (except as otherwise disclosed in writing to Buyer prior to the Closing Date) and shall survive the Closing for a period of one (1) year.  Buyer acknowledges and agrees that no Seller shall be liable for the payment of any losses or damages (collectively, “Buyer Losses”) suffered by Buyer as a result of any representation or warranty made by such Seller under this Agreement pertaining to its Property being untrue, incomplete or incorrect in any material fashion, until the aggregate amount of all such Buyer Losses (as determined by a court of competent jurisdiction in a final and non-appealable order) for such Property is equal to or greater than

$100,000, whereupon such Seller shall be liable for all Buyer Losses in excess of $100,000 and up to a maximum liability amount equal to ten percent (10%) of the Repurchase Price for such Property (the “Cap”).  For the avoidance of doubt, Buyer hereby expressly acknowledges and agrees that no Seller shall have any obligation or liability for any Buyer Losses in an amount in excess of its respective Cap or for a breach by any other Seller of its respective representations, warranties and/or agreements.

14.                               Buyer’s Representations And Warranties.  Buyer represents and warrants to each Seller, as of the Effective Date and as of each applicable Closing Date, as follows (except to the extent otherwise disclosed in writing by Buyer to such Seller at or prior to such Closing Date):

14.1                        Due Organization of Buyer.  Buyer is duly organized/formed and existing in good standing under the laws of its state of formation.  Buyer is qualified to do business in the State of California.

14.2                        Buyer’s Authority; Validity of Agreements.  Buyer has full right, power and authority to enter into this Agreement as provided in this Agreement and to carry out its obligations hereunder.  The individual(s) executing this Agreement on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms hereof and thereof.  This Agreement has been, duly authorized, executed and delivered by Buyer and is valid, binding and enforceable obligations of Buyer (except as enforcement may be limited by bankruptcy, insolvency or similar laws) and do not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

14.3                        Survival.  All of the representations, warranties and agreements of Buyer set forth in this Agreement shall be true upon the Effective Date, shall be deemed to be repeated at and as of each Closing Date for a Property (except as otherwise disclosed in writing to Seller prior to the Closing Date) and shall survive the Closing for a period of one (1) year.

15.                               Seller Covenants.

15.1.                     Between the Effective Date and earlier of (i) the applicable Repurchase Date for a Property and (ii) the termination of the Option or this Agreement with respect to such Property, Seller shall provide to Buyer within a reasonable period of time after Seller’s receipt thereof, copies of any material notices delivered to Seller under any Ground Lease.

15.2.                     Following the Effective Date, and unless the Option or this Agreement terminates with respect to a Property, no Seller of a Property shall enter into any amendment or other agreement that would extend the term of the Ground Lease or otherwise grant to the tenant thereunder the right to extend the term thereof, in either case beyond the Repurchase Date for such Property, without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole and absolute discretion.

15.3.                     Between the Effective Date and the earlier of (i) the applicable Repurchase Date for a Property and (ii) the termination of the Option or this Agreement with respect to such Property, each Seller of a Property agrees that, subject to the terms of each existing Ground Lease, such Seller shall not sever, sell, lease or otherwise transfer any oil, gas, and other hydrocarbon substances and mineral interests that may exist (if any), in, on, or under its Property (collectively, the “Mineral Interests”), nor shall such Seller agree to waive, amend, release or terminate any agreement or any material provision of any agreement existing as of the Effective Date with respect to the Mineral

Interests, without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole and absolute discretion.

16.                               Grant of Easements.  The parties acknowledge and agree that, pursuant to Section 3 of each Ground Lease with respect to a Property, and, if applicable, the  Agreement Regarding Easement Form being executed concurrently herewith by each Seller (such provisions of each such Ground Lease and the Agreement Regarding Easement Form, collectively, the “Easement/License Provisions”), from and after the date hereof, each applicable Seller may, or may hereinafter be required to, grant (a) to third parties (including local public utilities or service providers) non-exclusive easements over, across and upon portions of its Property for purposes of ingress and egress, roads, constructing a substation, overhead and underground utility lines, communication lines and other related facilities and utilities for interconnection, transmission and/or telecommunications purposes and/or (b) such other easements and/or licenses for access, utilities, transmission and/or telecom to other parties (including the tenant under a Ground Lease and to owners of projects that are owned by affiliates of such tenant and located within the near vicinity of such Property, utilities and certain others), in each case as more particularly described and provided for in, and subject to the terms of, the Easement Provisions (each, a “Future Easement/License”).  Notwithstanding anything to the contrary contained herein, Buyer agrees that each Seller shall be entitled to enter into and grant any and all such Future Easement/Licenses in, on, over, under or across its Property or any portion thereof, in each case without any consent or approval of Buyer, and the Option for any such Property and Buyer’s right to purchase such Property upon exercise of such Option shall automatically and without further action be subject and subordinate to any such Future Easement/License so entered into and granted by any such Seller in accordance with the Easement Provisions, and upon any acquisition of a Property, Buyer shall accept title to such Property subject to any such Future Easement/License then encumbering title to such Property.   The foregoing shall be self-operative and no further instrument of subordination shall be required; provided, however, that in confirmation of such subordination, Buyer shall execute promptly any certificate or document that any Seller may request for such purposes.

17.                               Miscellaneous Provisions.

17.1                        Governing Law.  This Agreement and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the Laws of the State of California, without regard to its principles of conflicts of law.

17.2                        Entire Agreement.  This Agreement, including the exhibits attached hereto, constitutes the entire agreement between Buyer and each Seller pertaining to the express subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.

17.3                        Modification; Waiver.  No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

17.4                        Notices.  All notices, consents, requests, reports, demands or other communications hereunder (collectively, “Notices”) shall be in writing and may be given personally, by registered or certified mail, by facsimile or by Federal Express (or other reputable overnight delivery service) as follows:

To a Seller:	c/o Landmark Dividend LLC
2141 Rosecrans Avenue, Suite 2100
El Segundo, CA 90245
Attention: Legal Dept.
	Telephone:	(424) 543-2061
	Facsimile:	(424) 543-2061

To Buyer:	Recurrent Energy LandCo LLC
c/o Recurrent Energy, LLC
300 California Street, 7th Floor
San Francisco, CA 94104
Attention: Office of the General Counsel
	Telephone:	(415) 675-1500
	Facsimile:	(415) 675-1501

or to such other address or such other person as the addressee party shall have last designated by notice to the other party.  All Notices shall be deemed to have been given when received.  All Notices given by telecopy shall be followed by the delivery of a hard copy of such Notice, provided that such Notice shall be deemed to have been given when received by telecopy.

17.5                        Expenses.  Subject to the provision for payment of the Closing Costs in accordance with the terms of Section 12.5 hereof and any other provision of this Agreement to the contrary, whether or not the transaction contemplated by this Agreement shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

17.6                        Assignment By Buyer.  Buyer shall have the unconditional right at its sole discretion, without the need to obtain the approval of any Seller, to assign and/or transfer its interest in this Agreement and its Option as to any one or more of the Properties to any person or entity in one or more separate transactions; provided that the effectiveness of any such assignment and/or transfer shall be conditioned upon Buyer and such assignee/transferee recording in the real property records of the county in which the applicable Property(ies) is/are located, an instrument evidencing such assignment/transfer and providing written Notice thereof to Sellers, with a copy of such recorded instruments.  Upon any such transfer/assignment by Buyer as provided above and the express assumption by the assignee of the obligations under this Agreement as to any Property or Properties, Buyer shall be released and relieved of all of its obligations under this Agreement that relate to acts or omissions that first occur after the effective date of such Transfer.

17.7                        Severability.  Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

17.8                        Successors and Assigns; Third Parties.  Subject to and without waiver of the provisions of Section 17.6 hereof, all of the rights, duties, benefits, liabilities and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors and assigns.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.  As used herein, “Seller” shall mean each Seller named herein for so long as it is the fee owner of a Property and any future fee owner of a Property for so long as he/she/it is the fee owner thereof.

17.9                        Public Statements.  Each of the parties hereto shall not (and shall cause its affiliates not to) issue any press release or any similar public statement regarding the transactions contemplated by this Agreement unless both parties consent to such public statement (such consent from either party shall not be unreasonably withheld, conditioned or delayed) and have approved the contents of any such public statement; provided, however, that the forgoing shall not apply to any disclosure that such party determines is required or appropriate to meet disclosure obligations of such party under applicable securities laws or stock exchange rules.

17.10                 Drafts Not an Offer to Enter Into a Legally Binding Contract.  The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract.  The parties shall be legally bound with respect to the granting of an Option to purchase each Properties pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, including, without limitation, all of the Exhibits hereto, and each Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement, including, without limitation, all Exhibits hereto.

17.11                 Recording.  This Agreement shall not be recorded, but concurrent with the execution hereof, Buyer and each Seller with respect to its Property shall execute a memorandum of this Agreement for such Property in the form attached hereto as Exhibit G, which Buyer may record in the real property records of the county in which the Property is located (the “Memorandum”).  Upon any termination of an Option or this Agreement prior to the Closing with respect to a Property (herein, a “Termination”), Buyer covenants and agrees, both on its own behalf and on behalf of its permitted successors and assigns, to execute and deliver to the applicable Seller a quitclaim deed or other recordable instrument sufficient to remove such Memorandum or other encumbrance created by this Agreement from record title to such Property.  Buyer shall pay all costs and expenses of recording any Memorandum, quitclaim deeds and other recordable instruments recorded pursuant to this Section 17.11.

17.12                 Counterparts.  This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.  Signatures required under this Agreement may be transmitted by facsimile or electronic mail and, once received by the party to the Agreement to whom such signatures were transmitted, shall be binding on the party transmitting its signatures as though they were an original signature of such party.

17.13                 Headings.  The Section headings of this Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.

17.14                 Time of Essence.  Time shall be of the essence with respect to all matters contemplated by this Agreement

17.15                 Further Assurances.  In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by each Seller and Buyer, each Seller and Buyer agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at Closing or after Closing for any Property any and all such further acts, instruments, deeds and assurances as may be reasonably required to consummate the transaction contemplated hereby.

17.16                 Number and Gender.  Whenever the singular number is used, and when required by the context, the same includes the plural, and the masculine gender includes the feminine and neuter genders.

17.17                 Construction.  This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.

17.18                 Exhibits.  All exhibits attached hereto are hereby incorporated by reference as though set out in full herein.

17.19                 Attorneys’ Fees.  In the event that either party hereto brings an action or proceeding against the other party to enforce or interpret any of the covenants, conditions, terms or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all costs and expenses of such action or proceeding, including, without limitation, attorneys’ fees, charges, disbursements and the fees and costs of expert witnesses.

17.20                 Business Days.  As used herein, the term “business day” shall mean a day that is not a Saturday, Sunday or legal holiday in the State of California.  In the event that the date for the performance of any covenant or obligation under this Agreement shall fall on a Saturday, Sunday or legal holiday, the date for performance thereof shall be extended to the next business day.

17.21                 Waiver of Known Defaults.  Notwithstanding anything to the contrary contained herein, in the event that either party hereto has actual knowledge of the default of the other party (a “Known Default”) with respect to a Property, but nonetheless elects to consummate the Closing of such Property, then the rights and remedies of the non-defaulting party shall be waived with respect to any such Known Default upon the Closing of such Property and the defaulting party shall have no liability to the non-defaulting party with respect thereto.

17.22                 No Course of Dealing. Each Seller has entered into this Agreement on the express understanding with Buyer that in entering into this Agreement such Seller is not establishing any course of dealing with Buyer and, for the avoidance of doubt, except as expressly set forth herein, no action shall be deemed to create a binding future obligation of such Seller or course of dealing pursuant to this Agreement.

17.23                 Currency.  All reference to currency in this Agreement shall be deemed to be reference to United States dollars.

17.24                 No Registration of Agreement.  Except as permitted by Section 17.11, Buyer shall not register this Agreement or any notice of this Agreement on title to any Property.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLERS:

RE ASTORIA LANDCO LLC,
a Delaware limited liability company

By:	/s/ George P. Doyle
Name: George P. Doyle
Title: Authorized Signatory

RE GARLAND LANDCO LLC,
a Delaware limited liability company

By:	/s/ George P. Doyle
Name: George P. Doyle
Title: Authorized Signatory

RE GARLAND A LANDCO LLC,
a Delaware limited liability company

By:	/s/ George P. Doyle
Name: George P. Doyle
Title: Authorized Signatory

RE MUSTANG LANDCO LLC,
a Delaware limited liability company

By:	/s/ George P. Doyle
Name: George P. Doyle
Title: Authorized Signatory

BUYER:

RECURRENT ENERGY LANDCO LLC,
a Delaware limited liability company

By:	/s/ Helen Kang Shin
Name: Helen Kang Shin
Title: Vice President